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                                                                    EXHIBIT 99.2

AMERICAN ORIENTAL BIOENGINEERING, INC.
Q1 2007 EARNINGS CALL
MAY 7, 2007

OPERATOR: Ladies and gentlemen, thank you very much for holding. Welcome to the American Oriental Bioengineering Incorporated's First Quarter 2007 Financial Results Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we'll conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. I'd also like to remind everyone that today's conference is being recorded.

Now, I'd like to turn the conference over to Bill Zima with Integrated Corporate Relations. Please go ahead.

BILL ZIMA: Thank you everyone and welcome to AOB's first quarter 2007 conference call. On our call today is Tony Liu, Chairman and Chief Executive Officer; Ms. Lily Li, Chief Operating Officer and Chief Financial Officer, Wilfred Chow, Senior Vice President of Finance, and Hong Ju (ph) Vice president of Investor Relations.

Before we get started, I would like to mention that this conference call may contain in addition to historical information, forward-looking statements about AOB's within the meaning of the Federal Securities laws. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions, and other statements that are historical in nature.

These forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from the expectations reflected in these forward-looking statements.

Potential risks and uncertainties include products, service demand and acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulation and other risks contained in the report filed by the company with the SEC. All such forward-looking statements, whether written or oral, whether made by or on behalf of the Company are expressly qualified by the cautionary statements and other cautionary statements, which accompany the forward-looking statements.

Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements. Forward-looking statements that are made during this conference call speak only as of this date, and all oral and written forward-looking statements are qualified by these statements.



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For more information on this matter, we encourage you to review the Company's most recent 10-K filings.

With this said, I would now like to turn the call over to Tony Liu, and Wilfred Chow, who will translate on behalf of Tony.

TONY LIU: (Chinese spoken).

WILFRED CHOW: Good afternoon and welcome to our first quarter 2007 quarterly conference call. I would like to provide you with a strategic overview of our business. Wilfred Chow will then take you through our first quarter 2007 financial results, and Lily Li will have a discussion on the business environment and our outlook for the second quarter and the reminder of the year.

TONY LIU: (Chinese spoken).

WILFRED CHOW: Our first quarter 2007 results reflects continued hard work and dedication from our entire team and I'd like to thank all of our employee for their due diligence over the past quarter.

TONY LIU: (Chinese spoken).

WILFRED CHOW: We are very pleased with the first quarter results. Our first quarter revenue increased to 35% year-over-year, driven primarily by an increased demand for our leading over-the-counter healthcare product in China.

We continue to further drive gross profit in our business due to further improved operating efficiency and a stabilized pricing environment for all of our leading prescription and OTC products.

TONY LIU: (Chinese spoken).

WILFRED CHOW: Premium consumers are increasingly turning to Jinji brand for trusted healthcare solutions and this quarter result reflects the stream of our Jinji products. Our product launch of Yi Mu Cau was a success by all measures.

We believe our Jinji Yi Mu Cau is still in its beginning stage at AOBO, but preliminary results are positive and in two months of sales the product contributed over $1.2 million to our performance. This is also a high margin product with significant recurring revenue opportunity. So we are pleased thus far with the results.

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TONY LIU: (Chinese spoken).

WILFRED CHOW: Aside from our Jinji products we continue to be satisfied with the performance of our other leading prescription and OTC products, including Shuanghuanglian Injection Powder, Cease-Enuresis Patch, and our peptide products.

We are particularly pleased with the performance of our prescription pharmaceutical products, which continued to hold their market share in a very difficult sales environment.

TONY LIU: (Chinese spoken).

WILFRED CHOW: While first quarter sales are typically lower than the fourth, due to the annual new-year celebration and seasonality. This quarter was particularly demanding, consumers who are more hesitant to buy prescription medicine and this made the sales environment challenging through the end of March.

TONY LIU: (Chinese spoken).

WILFRED CHOW: Despite this I emphasize that our prescription product in this category performed well. We managed to increase revenue in this category to approximately $18.6 million, despite a significantly different sales environment for this year.

We believe our marketing strategy, powerful branding, sales and marketing effort and distribution network directly contributed to these results.

TONY LIU: (Chinese spoken).

WILFRED CHOW: Now that we are in the second quarter, we are encouraged about the demand for our pharmaceutical product and believe that sales environment for the prescriptions products is stabilized.

TONY LIU: (Chinese spoken).

WILFRED CHOW: During the first quarter, we worked hard to increase our presence in the consumer healthcare sector with existing and new over the counter products. We spend a lot of time and effort marketing our over the counter product really saw this paid off. This strategy is only now beginning and we expect the OTC product will contribute significantly to our future results.

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As we navigated through the reminder of 2007, we will work hard to create greater and greater opportunity for AOBO to gain market share and a global presence.

TONY LIU: (Chinese spoken).

WILFRED CHOW: On our last call, we emphasized that we had several strategic initiative in 2007, the most important of which is to add a number of products in our portfolio and we will continue our acquisition strategy to acquire accretive companies in China.

TONY LIU: (Chinese spoken).

WILFRED CHOW: As Lily will discuss momentarily, we are successfully continuing to pursue our acquisition initiatives. We look for acquisition that are immediately accretive or that bring us strong brands, or enhance our R&D, or manufacturing capacities. We would also explore acquisitions that would allow us to leverage new products across our distribution networks. In fact, right now we are pursing an acquisition that we hope to announce in the second quarter.

TONY LIU: (Chinese spoken).

WILFRED CHOW: Overall, I believe that AOBO is an extremely dynamic company, operating effectively in a constantly changing world. Our flexible business model, comprehensive distribution network and diversified product offering throughout the prescription, over the counter and nutraceutical product ensure that we are capable of adapting to different business environments. I also have a lot of confidence in our cohesive management team, which has years of history together, and the right mix of people to execute our plan quickly and effectively.

TONY LIU: (Chinese spoken).

WILFRED CHOW: This unique characteristic of AOBO make us confident that we can navigate many different regulatory and economic environments in a place like China and given our plan to expand abroad. We wholeheartedly believe that this flexibility is crucial to long term sustainability and financial results.

TONY LIU: (Chinese spoken).

WILFRED CHOW: Thank you very much. At this point, I would like to turn the call over to Wilfred, who will review our quarterly and annual financial results.

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Thank you, Tony. For the first quarter net sales increase 34.8% to $25.7 million compared to $19.1 million in the prior period. Sales of our front base pharmaceutical product increased 32.4% to $18.6 million compared to $12.2 million in the first quarter of this prior year.

Of the $25.7 million in revenues this quarter, Jinji series contributed $6.4 million and this include roughly $1.2 million from the initial Jinji Yi Mu trial sales, which we launched in February.

Excluding the Jinji contributions, sales increased roughly 1%, and reflect our successful efforts in retaining market share in a difficult sales environment with respect to prescription product line Shuanghuanglian Injection Powder and Cease Enuresis Soft Gel.

The first quarter sales of our Plant Based Nutraceuticals product increased to 3.7% to $7.2 million compared to $6.9 million in the prior year. This increase reflect continued growth of our peptide coffee and peptide powders products.

Gross profit for the first quarter increased to 44.1% to $17.7 million compare to $12.3 million in the prior year. Gross profit margin for the first quarter increased 440 basis point to 68.8% compared to 64.4%. This increase in gross margin was primarily due to an increase in sales of our PBP products, which carry higher margins and improved operating efficiency across both business segments.

Selling and marketing expenses increased to $2.7 million or 10.5% of sales in the first quarter compared to $1.7 million or 8.9% of sales in the prior year as the company increased the number of employees and compensation to support overall revenue growth.

Additional selling and marketing expenses were related to sales company expenses and promotional material fees. General and administrative expenses increased 150 basis points to 11.4% or sales compared to 9.9% as payroll and professional fee expenses increased as a percentage of total revenue.

First quarter advertising expenses increased to $3.8 million from $2.2 million, due to our increased marketing effort during the first quarter. These expenses were higher than our customary first quarter. Advertising expenditure at roughly 12% of net sales.

The increase in advertising expenses were primarily a result of $1.6 million in additional expenses related to GLP, Jinji product promotional effort, that were not associated with the Company in a prior year period.

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Operating income for the first quarter increased to $7.9 million compared to
$6.4 million in the comparable quarter last year. Operating margin decreased to 260 basis points to 30.8% compared to 33.4% in the prior year. This decease was primarily due to the increase in annual revenue and increased gross margin offset by higher SG&A expenses.

Net income increased to 31.1% to $6.4 million or $0.10 per diluted share compared to $4.9 million or $0.08 per diluted share in the prior year period. The income tax rate for the Company in the first quarter decreased to 19.1% compared to 23.9% in the prior year.

This decease was a result of increased revenue streaming from our GLP subsidiary, which enjoy a 0% tax rate for the first two-year beginning with those with the close of this acquisition in April 2006.

Looking at the balance sheet, our cash position increased to $93.4 million compared to $87.8 million at the end of the fourth quarter 2006. Total debt at the end of the first quarter was $10.1 million compared to $11 million at the end of December 31st last yearend.

First quarter inventory increased to $13.2 million compared to $10.7 million at the end of the last year, the increase in inventory was a result of the company effort in support of continued growth. Accounts receivable decreased to $10.5 million compared to $11.1 million. DSO decreased to 42 days from 46 days in the prior year. Cash flow from operation increased to $4.5 million, compared to $3.8 million in the prior year primarily due to the increase in net income.

Our working capital increased to $102 million, compared to $92 million at the end of the fourth quarter of 2006.

Now, I will turn the call over to Lily.

LILY LI: Thank you, Wilfred. As you may have noticed by now, and as you will see in our 10-Q today, we decided to no longer break up our revenue by individual product. We have three reasons for this change and I would like to explain this methodology to you.

The pharmaceutical environment is constantly changing in China and as we change with it and market certain products over others, it is important to focus on our total revenue result instead of our quarter-to-quarter individual product performance.

Secondly, from a competitive standpoint our sales strategy is very confidential and we believe that it is in our best interest to no longer break up the product, by product revenues.

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Third, we are executing our acquisition strategy and we expect to add more products to our portfolio in the future. We need to broaden the way we explain our revenue because we expect to have more products contributing to this topline number in the future.

Going forward, we are increasingly referring to our business in three categories, prescription, over-the-counter and nutraceut health. As we move through the year, we expect to give additional disclosure on this segment, especially, revenue contribution.

Any new products, introduced through our future line extension or acquisition would be added to one of these three category. For now, our prescription business consists of Shuanghuanglian Injection Powder and the Cease-Enuresis Soft Gel over-the-counter disbursed through our Jinji portfolio and the Cease-Enuresis Patch. And Nutraceuticals primarily consist of our soybean peptide series of products.

As Tony mentioned, we are excited about the reminder of the year ahead. And we believe we are very well positioned for compelling growth going forward for the following reasons. First, our business is extremely flexible. We operate effectively in 90 different types of regulatory, economic and the competitive environment and this reflects just in how dynamic and flexible our business is.

For example, as the prescription pharmaceutical market became more challenging, we had the flexibility to dedicate our sales and marketing team, along with additional resources through the over-the-counter market with dedicated sales efforts, marketing dollars and headcount to increasing our revenues from our leading over-the-counter brand, like Jinji, which contributed over $6 million in sales in the first quarter.

A) Part of this flexibility is due to the strength of our distribution network. We completely get our products to the most effective point of sale, whether exceed retail pharmacists, supermarket or even fitness centers, and if we can do this with an eye on profitability so that we bring the right products to the right places.

B) We also have a stronger sales force than ever before. We continue to include this important piece of our marketing efforts so we can aggressively enter new markets and promote our products. In addition to working with independent distributors around the country, our expanding sales team monitors local market conditions throughout China, which allows us to better understand the needs of the consumer as well.

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Two, our over the counter products are the leader in the market, while our pharmaceutical business is more established. The broader applications of our older counter products represent some of China's leading consumer healthcare products, trusted by millions of women. Jinji Yi Mu Cau initial result exceeded our expectations.

We believe Yi Mu Cau has a great opportunity for us because menstrual pain occurs every month, and affects a very large portion of the female population in China. This is a high margin product with significant recurring revenue opportunity in the larger target markets, given that Yi Mu Cau is still new and now is available in our entire network. We are excited for the long-term contribution from this product.

Three, we are geographically diversified, and are poised for growth into new areas. Our products are distributed in poor, rural and urban areas and we believe that we have plenty of room to grow, especially outside of the major city.

The Chinese government has made it well known that the rural population will benefit from increased support for healthcare going forward, and we think this bodes well for AOBO.

We're also expanding beyond China's borders and we announced recently exports to Western Canada. This export strategy is in its infancy, but we think the potential is quite compelling and our first step to the West is symbolic in our long-term global efforts.

Four, we are a leading brand consolidator in China's consumer healthcare market. We believe that our acquisition strategy has been successful in the past, and we expect to continue our diligence to buy the best of companies.

As Tony mentioned, we are evaluating an acquisition right now and we expect to announce it by the end of the second quarter. We will formally announce this acquisition as soon as we possibly can.

Five, we also believe we have the best team and the best operating platform in place to continue to strengthen awareness of our existing brand, and to introduce additional products into the marketplace through complementary acquisitions and additional product line extension. So you will see more of this plan, as we move through the year.

Regarding our financial guidance for the 2007-second quarter, we currently anticipate revenue to be at least $33 million, which represent a year-over-year increase of 45%. We anticipate diluted earnings per share of approximately $0.14 per diluted share based on a diluted share count of 66.6 million shares outstanding.

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Tony mentioned that we believe the prescription pharmaceutical sales environment was challenging in the first quarter and it remains challenging. Well this is true, our business model is very flexible and we adjusted our strategy and our execution in the first quarter to focus more on our over the counter product. We are now executing on this OTC focused sales strategy, and we believe this effort lays the foundation for our future growth.

With regards to our pharmaceutical business in the second quarter, we expect that our prescription and the nutraceutical segment will continue to increase sales on a year-over-year basis and that the majority of our segment quarter revenue growth will come from our over the counter products, namely Jinji branded products.

For the full fiscal year, we anticipate revenues of at least $146 million, and please keep in mind that we include revenue from our newly launched Yi Mu Cau product in this expectation and we have not included the impact of any potential acquisition.

In closing, let me reiterate that we think 2007 is going to be a great year and we are very pleased with our revenue guidance for the full year, which represents year-over-year growth of over at least 32%. We believe that our flexible business model can adapt to even the most difficult sales environment by creating new and even higher margin sales opportunities in over the counter market.

We will always explore new ways to capture market share and improve our profitability including new product launches, branding efforts and acquisitions.

That concludes our prepared remarks for today. Operator, we are ready to take some questions.

OPERATOR: Thank you. At this time if you have questions, press star, then one on your telephone keypad. If you're using a speakerphone, please pick up the handset before posing your question. Once again, press star, one if you have any questions. And we will pause for just a moment.

First off, we have a question from Mat Delfarno of ViewStreet Capital.

MAT DELLORFANO: Good afternoon Wilfred, Lily, et cetera, and Tony. Thank you very much for an excellent quarter, very exciting. I was wondering if you could just answer a couple of quick questions and I'll do them one by one. Could you sort of give us an idea as to the overall margins for the year, on gross and the operating lines year-over-year? Obviously, fantastic success this quarter, how does that translate for the whole year?

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TONY LIU: (Chinese spoken).

WILFRED CHOW: Our third quarter gross margin was 80 - 68.8% compared to 64.4%. The increase in the gross margin is mainly because of a higher margin sales on the PBP products. As we're focusing more this year on the OTC product, we expect the gross margin contribution from over the counter product is higher, and but currently we're not giving the full year guidance for the gross margin right now.

MAT DELLORFANO: Okay, that's fair enough. Thank you. Regarding the new reporting structure in terms of not breaking out the products, but rather categorizing them in prescriptions OTC and nutraceutical. Will you still be reporting in one way or another the organic growth, because given that reporting structure is very difficult for me to figure out the underlying organic growth. Will that be reported separately even though it's in a different format?

TONY LIU: (Chinese spoken).

WILFRED CHOW: Based on the current disclosure and we will apply to the rule that we have with the SEC, we will continue to provide a comparable number for investor to compare the result of our -- to compare our results.

LILY LI: And to add to that, our current products are all organic and looking forward if we have more acquisitions and adding more products to the portfolio, definitely we'll give the separate, I mean we will put down the organic part and acquisition part. Yes. But currently, it's all organic. Yes.

MAT DELLORFANO: On a gross, you mean, quarter two forward. Correct?

LILY LI: Yes, going forward. Yes, exactly.

MAT DELLORFANO: Okay, what -- could you speak to and obviously without in terms of specific, you talked it here, but what else is there in the GLP portfolio that you can make into another fantastic reoccurring revenue product like Yi Mu Cau?

TONY LIU: (Chinese spoken).

LILY LI: Let me answer this question please. Yes. You know in GLP, over forty products in the product portfolio, we are very optimistic to select products to the bucket, since we have enough products in reserve. But every time when we select the product, we have to be very cautious and careful, because we have very specific criteria for new products, which can be launched to the marketplace such as we need the product to have really great potential, both in revenue and in margins. So, we are not emphasizing revenue, but also profitability.

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And second, this product is a product that can provide the services to broader populations that is also our consideration, well, our consideration. So, we have several criteria. We will be very cautious to launch new products, which will require our resources.

But for this year, we think we believe we will have new products for the market, for the existing channels and our sales team by acquiring, by acquisition or by selecting from our existing companies and portfolio.

MAT DELLORFANO: Okay. And just in that case the guidance for the year includes existing products, it includes Yi Mu Cau and then in addition you are or are not including the potential introduction of the products from the GLP portfolio. I know the acquisition is not there, but are they, in that guidance number do you have, have you thought about additional products you may pull out of the portfolio and put on that campaign?

LILY LI: Yeah, you are correct. Actually we have not included any possible new launched product, new launching product to the guidance.

MAT DELLORFANO: Okay.

LILY LI: Yeah.

MAT DELLORFANO: All right. Well, thank you again for fantastic work and a great quarter and a great look forward and I will get back in queue. Much appreciated thanks Tony, thanks Lily, thanks Wilfred.

LILY LI: Thank you.

OPERATOR: Our next question comes from Julie Chen, Brean Murray.

JULIE CHEN: Hi, Tony, Lily and Wilfred. I have a series of questions, so please bear with me for a few minutes. So first question, based on my conversation with the SFDA the China State SFDA in April 2007, I understand that all injectibles either chemical based or plant based will be reexamined for re-approval and there is no exception. Could you provide an insight whether the Shuanghuanglian Injection Powder has already been reexamined for re-approval by the SFDA? Can you also provide any insight to your process and the outcome?

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LILY LI: Yeah sure. You know -- oh yeah; I'm sorry, please let Hong translate for Tony and everyone.

TONY LIU: (Chinese spoken).

LILY LI: Okay. Tony, can I answer this question? Yeah, okay. As you have learned from the state FDA that yes, their government is carrying out reexaminations on injectibles. There is the reexamination at the provincial level, as well at the state level.

Some special products are subject to state flight (sp?) examination, they call it flight examination, that means there is no, an onsite inspection with absolutely no advanced notice. We got our flight; we have already got our flight examination on our Shuanghuanglian Injection Powder facility, in December last year.

And the result was very satisfactory, I am very happy with the results. We are really happy, yeah with the results. So, we completed that process.

JULIE CHEN: Okay. We can say that the Shuanghuanglian Injection Powder has been re approved, is that a correct statement?

LILY LI: Yes, that's true. Yeah, that's true, that's correct. Yeah, we have already passed the reapproval at the end of last year. That approval is for five years, for the future five years.

JULIE CHEN: So, the second question I have, as well, is that SFDA has stated a continuous price cut are unavoidable in the year 2007 due to its continuous healthcare reform. And so I understand that price cuts primarily will be, will offset prescription drugs that are on the government's catalog primarily those that are on the category A, Huanglian. And based upon your previous statement and you have two prescription drugs, one is Shuanghuanglian Injection Power, the other is Enuresis Soft Gel. Could you give us an insight whether they are in the category A or in the category B product, given the price cuts would come through during the year 2007, what do think the potential revenue impact may be?

TONY LIU: (Chinese spoken).

LILY LI: Let me answer this question. We believe that the price cuts are part of the ongoing healthcare reform process in China. The price cuts are mainly aimed at prescription drugs especially those in category A.

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Fortunately, none of our major products is with the category A. Shuanghuanglian
Injection Power, Cease Enuresis Soft Gel, Jinji Capsule and Jinji Yi Mu Cau are all in category B. Therefore, we are exempt from the list of the national price cut.

We also believe the price cuts are part of our government efforts to correct unreasonable pricing however, in the context of general environment of pharmaceutical products, price cutting of our Shuanghuanglian is not only affected by price cut but also helping (inaudible), which in our view reflected our government recognition of and competence of Shuanghuanglian products.

That, a little of color on that, in the past our, the cross selling savings for Shuanghuanglian is 7.5 R&D now it has been raised to 12 on R&D. And another thing is the cross selling, our actual, is now our average retail price on Shuanghuanglian Injection Powder is a little bit less than six R&D. We are fully aware of our pricing flexibility from a regulatory perspective.

So far we have no plan to move our price up, as we believe at the current price level, we can have further market penetration and again market share especially in the rural areas. But looking forward if we believe the opportunity is right, we have the flexibility or we have the space to increase the price.

On the other hand the OTC market is more market oriented, the pricing is more determined by competition, brand for the market versus determined by the government. We feel by focusing on this category we can leverage our brand; we can leverage our quality and also extend comprehensive distribution channels. So does that answer your question Julie?

JULIE CHEN: Yeah, it did. I have something on the rural areas as well, we actually (inaudible) seven provinces in municipalities in April 2007, and primarily we target rural areas and trying to see how deeper penetration for your products or in terms of the distribution. How deep your distribution networks are?

So what we have discovered is that the Jinji capsule has been penetrated deeper down than we initially expected. The capsule also has brand recognition particularly people affiliated with Ni Ping.

Can you provide some insight how AOBO will continue to grow the Jinji capsule or is the company primarily going to focus on the capsule, on the Jinji product line, I should say Yi Mu Cau from now on using the distribution network that you have in place. Or is there more growth potential for the capsule?

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TONY LIU: (Chinese spoken).

LILY LI: Okay. I would like to answer this, you know as we mentioned in the past we have comprehensive and extensive distribution channel, it's a established distribution channel. We are very proud to see that our product like Jinji, OTC product has already been, had already penetrated not only in big cities like Beijing, Shanghai, but also it has reached even some remote rural areas.

I see this as a good evidence of our AOBOs ability to penetrate all segments of the market. And Jinji brand is a top leading brand in gynecological product. And I believe Jinji, Yi Mu Cau will benefit from this recognized leading brand, Jinji and also it will benefit from our spokesman Ni Kii (ph) you know that image gave consumer very, very good image which can really represent our product as well. So by elaborating Jinji capsule distribution channel, and also they're recognized, established brand we believe Jinji Yi Mu Cau can be another key contributor for this year's revenue.

JULIE CHEN: If I may ask, do you think there's a growth potential continuously for the capsule or is capsule is at maturity level?

LILY LI: Yeah, I think that Jinji Capsules still have potential for the marketplace.

JULIE CHEN: Okay, so going back to your marketing and advertising effort, I'm sorry, I'm taking so much of your time, initially when you launch the Yi Mu Cau you mentioned that you're going to use folkwear (sp?) for as one of the key marketing scheme for the Yi Mu Cau.

I'm sorry to say it, I think from our due diligence in April, I think the focus on marketing effort is not as effective as I thought it would be simply because of everybody's recognition of Ni Ping, the TV celebrity. Every time they look at it repackage, Yi Mu Cau package now looks like a sister product of the capsule immediately the first reaction is Ni Ping, Ni Ping, is the branded product they associate the Yi Mu Cau with Ni Ping as well.

Thus AOBO has any future plans to look at other alternative marketing or advertising effort to help push the Yi Mu Cau along?

TONY LIU: (Chinese spoken).

LILY LI: Okay. I am glad you take a very careful due diligence in China. Actually, Ni Ping's advertisement is very effective not only, because it is Ni Ping is this popular image, but also because we have advertised this product by using Ni Ping for over a year already.

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So the timing is another (inaudible). So when we talk about the Fufang, we think
Fufang is just so far, just in several months we put it into the market. So maybe it's a little bit too early to say its not effective and we put more efforts on that, we believe it can be as effective as another ad.

I mean Ni Ping that the ads represented by Ni Ping, with Ni Ping's image, but of course now we are taking another approach to leverage Ni Ping's image with Yi Mu Cau. But from a competitive standpoint, I don't want to give too much disclosure on that part that... Anyway we believe we have efficient and effective marketing ability to push this product forward.

JULIE CHEN: Thank you, Lily.

LILY LI: Thank you, Julie.

OPERATOR: We have a question now from Oust Angan (ph) at Butera Capital.

OUST ANGAN: Good afternoon and great quarter. Can you give us a sense on a couple of things? First of all you mentioned about an acquisition and is it fair to assume that it's going to be an accretive acquisition?

TONY LIU: (Chinese spoken).

LILY LI: To make accretive acquisition is one of our criteria, just as we did before, I believe this acquisition is also going to be an accretive one.

OUST ANGAN: And when you said $146 million at least, I wasn't sure if you mentioned is Yi Mu Cau sales included in that $146 million?

TONY LIU: (Chinese spoken).

WILFRED CHOW: Hi, also I can confirm to you the $146 million guidance include our estimate of our sales of Yi Mu Cau.

OUST ANGAN: Okay. All right and I guess your initial response is better than what you expected and I guess it's fair to think that you are not in all those distribution channels and it hasn't ramped up, but can you give us any sense as to what kind of revenue you are hoping for for the full year for Yi Mu Cau?

TONY LIU: (Chinese spoken).

LILY LI: So you are asking how much we'll bring in by Yi Mu Cau.

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OUST ANGAN: Yes.

LILY LI: I am sorry at this point, we cannot give specific breakdown for individual products, but what I can say is the overall organic growth is going to be over 32% without any acquisition and new product launches included.

OUST ANGAN: Understood. And along those lines, Lily.

LILY LI: Yeah.

OUST ANGAN: Is it fair to think that what you have current, the portfolio products, the prospects and all that, if you don't make any acquisitions you can grow this company at least by 30% over the next several years?

TONY LIU: (Chinese spoken).

LILY LI: You know now we are talking about the full year guidance for 2007. So for that number for 2007, I am very confident to say the organic part without any acquisition it will be above 32%.

OUST ANGAN: Okay. But I guess as you continue, you publicly said you are going to make acquisitions. And you know those are accretive, you're wanting them to be accretive so on and so forth. But even if you don't make acquisitions, you can grow what you have, the portfolio, which you look at as the organic without any additional products you know at a 30% or so growth rate. Is it fair to assume that's a reasonable expectation?

LILY LI: Okay. One moment please. Can you get me Tony Liu.

TONY LIU: (Chinese spoken).

LILY LI: (Chinese spoken).

WILFRED CHOW: Okay. So what Lily said, first of all, she would like to emphasize that our organic growth in this year will not be less than 30%. Now then you went on to discuss what is organic growth?

Since we have already said, our growth strategy is two pronged, meaning it is acquisition plus organic growth and review what we have purchased for a year then we really viewed achievements that's made by the company that's one year after our acquisition is our organic part of the growth.

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

Since it is supported by infrastructure of ours, it utilizes the resources that we have; and especially, that our management has shared its wisdom and experience on to this part of the company.

And that therefore under this, what Lily mentioned that the infrastructure management and the resource are really where the new growth is coming from, and that's why you see this new part of the company after a year will be part of the organic growth.

And the company's management is really focused on growing the company as a whole and they would not indefinitely separate the parts of that that existed 10 years ago and the part that they bought several year ago and its already part of the company.

LILY LI: And we will -- yeah our entire resources and the entire team will make efforts to that new part and then it will become the organic part of the whole business -- our whole business. So we're viewing it that way for us.

OUST ANGAN: Understood. The one final question, Yi Mu Cau, you had great initial results. You're going to continue to grow that product line within the Jinji Series. Is it fair to think that, should we expect other new product from your current portfolio launches this year, maybe a couple of them? Or do you think, you'll have your plateful with potentially one or two acquisitions and Yi Mu Cau launch. So, should we expect more products like Yi Mu Cau to be introduced this year?

TONY LIU: (Chinese spoken).

LILY LI: That's all possible but we will see the specific opportunity for us.

OUST ANGAN: All right. Thank you very much.

LILY LI: Thank you.

OPERATOR: Next we have question from CRT Capital Group's Paula Witman.

PAULA WITMAN: Congratulations Tony, Lily, and Wilfred and team, and a great quarter. Just two quick questions regarding the acquisition that hopefully will happen in the second quarter. Is there a purchase price that we can expect or a range of pricing? And can we still expect it to be financed thorough cash?

TONY LIU: (Chinese spoken).

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

LILY LI: Yes, you know, now I cannot announce or give you the specific value of the future acquisition. That's uncomfortable to say that what we did in the past we, the acquisition in China will normally pay or may be nearly paid by cash in cash. So, that is cash acquisition.

PAULA WITMAN: Greats. Thanks for taking the question.

LILY LI: Okay. Thank you.

OPERATOR: We have a question now from Al Klein , Brenner Securities.

AL KLEIN: Yeah. Nobody spoke about the Soybean Peptide side, have you found a new use for it besides the beer company?

TONY LIU: (Chinese spoken).

LILY LI: (Chinese spoken).

WILFRED CHOW: Okay. To answer your question first, Lily just said, first of all, the Soybean Peptide is still in our beer. And in this quarter you'll see 80% of the revenue comes from the pharmaceutical product category. And the rest of 20% or about 20% is from our nutraceutical product.

That means in different situations the management will shift their focus of marketing differently and this percentage separation of the product is a result of such focus shifting.

And while the management is now shifting their focus to the OTC market, it doesn't mean they were for this year, that doesn't mean the management will forget the rest of the product portfolios and they will still take care of the rest of the portfolios.

Therefore, we do expect other portfolios or other products will have some modest rate of growth and the management will need the flexibility to move in one way or another and they are focused on really bringing in the comprehensive achievements for our shareholders.

LILY LI: Let me add to that point. I mean, I hope you can realize our business model. We are proud to have the advantage of flexibility. To keep the flexibility advantage, we have to make the balance between the existing three categories and the focus on certain categories under the different marketing environment.

Later this year, we focused more on pharmaceutical products on the OTC category, but that does not mean we like the Nutraceutical product we will give up that category or that category will have secret (sp?) decline in the revenue. I still anticipate in this year that part will have increase in revenue... That I hope I explained that strategy clearly.

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OPERATOR: Moving on now to a question from Bill Haus at Pinnacle China Fund

BILL HAUS: Hi Lily. Hello Tony and Wilfred. Thank you for taking the question. Just wanted to follow up on some earlier questions regarding GLP, sorry to beat the dead horse. But you mentioned there were 40 or so products, Lily, and that you had very specific criteria regarding, and you are very cautious regarding any rollout of those products with regard to the use of your resources and the right timing. Can you discuss some of those 40 plus products? How many might be appropriate to meet those criteria?

TONY LIU: (Chinese spoken).

LILY LI: Okay. This is a tough question. Although, now I cannot give you the really specific number of products. But what I can say is, we have a team who are working on research for the new product launches. So, we have to make research from several aspects. And we are working with the industrial, the expert in this industry to give us, sufficient data and analysis to, that have to make a decision.

So, that is not an easy decision because we have to make sure in two parts, one is the new launches will bring us, both revenue and profitability. And second is we have to make sure ATS is really widely accepted product by the market.

Once we decide to launch a new product we have to make sure at the very beginning that it will be a successful product according to our criteria. So, it's not an easy process but we are working on that very hard, very diligently.

I hope maybe next quarter or other time this year, I will give you this really detailed information.

BILL HAUS: That's always Lily, a very thoughtful and helpful response. I appreciate that and so it does sound like there is a process involved and we're working through that. I look forward to learning more. Congratulations on a nice quarter you all and thanks again.

LILY LI: Thank you.

OPERATOR: We have time now for one additional question. This is from Shaumo Sadhukhan at Lotus Partners.

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

SHAUMO SADHUKHAN: Hi Lily, hi Tony, hi Wilfred. I just want to say that you guys have done a really good job, if you had told be before at the beginning of the year that we'd be facing a tough environment, and then you would have told me that you would have grown revenue at 35% in the first quarter and 45%, the guidance in the second quarter. I would have said that's wonderful performance and it is wonderful performance in a difficult environment.

The question that I wanted to ask is in terms of the gross margin and its been rising or its starting to go up because of the mix shift. Did over the long term, I don't mean next quarter or even this year, but over the long term do you expect those gross margin gains to drop to the bottom-line or will they be used up in advertising and other things that you wanted to develop the business?

TONY LIU: (Chinese spoken).

LILY LI: Thank you for your words; our entire hardworking team are touched by your words, by your kind words. You know that the environment it is not that easy to continue to grow both in revenue and gross margin as well as net profit margin. But now we have confidence, we can grow in each aspect, not only revenue but also gross margins and also net profit margins.

You are asking whether or not our net profit margin will be lower or slowing, yeah, decreasing. I think maybe we have already communicated in the previous conference call. Actually, considering the current environment we initiated several plans to minimize our other cost to ensure the net profit margin can be consistent.

But yeah, can be consistent. Say, the theme of this year for our business development is innovation and the cost saving. Yeah, so actually every people in our company they have that common understanding and everyone is implementing this plan.

So we believe, we are working on several steps to lower the cost and remain the margin.

WILFRED CHOW: To add to that, a lot of the initiative that we are working on right now with respect to the cost side is to tie the performance of each of the individual units.

LILY LI: Oh yes.

WILFRED CHOW: To their budget, to their costs savings.

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LILY LI: Yeah.

WILFRED CHOW: So their compensation is now tied to our, how much cost savings that they can give for the company. So we as a company we are growing the top line. That's what we try our best to keep the bottom line at a decent level.

LILY LI: Yeah. Yes. That's correct.

OPERATOR: With that ladies and gentlemen, we thank you for your participation in the question and answer session. I'll turn things now back over to our speakers for any additional or closing remarks today.

LILY LI: Okay, thank you for joining the call. We'll see you next time.

WILFRED CHOW: Thank you.

TONY LIU: Thank you.

OPERATOR: That will conclude today's conference call. Thank you very much for joining us. Have a good day.




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